Exhibit 10.1

CUSTOMER AGREEMENT

     Customer Agreement (this “ Agreement ”), effective as of the last date on the signature page (the “ Effective Date ”), by and between CALLAWAY GOLF COMPANY (“ Callaway ”), a Delaware corporation, with offices at 2180 Rutherford Road, Carlsbad, California 92008, SAINT ANDREWS GOLF SHOP, LTD.  (“ Saint Andrews ”), a Nevada limited liability company, with offices at 5325 South Valley View Boulevard, Suite 4, Las Vegas, Nevada 89118, and ALL -AMERICAN GOLF CENTER, INC. (“ AAGC ”), a Nevada corporation, with offices at 6730 South Las Vegas Boulevard, Las Vegas, Nevada 89119. Callaway, Saint Andrews, and AAGC are sometimes hereinafter referred to individually as a “ Party ”, and together, as the “ Parties ”.

R E C I T A L S :

     WHEREAS, on December 30, 1998 (the “ Acquisition Date ”), All-American Golf, LLC (the “ LLC ”) and AAGC, entered into an asset purchase agreement in which the LLC sold to AAGC substantially all of the assets of a golf facility on approximately 42 acres of land on Las Vegas Boulevard in Las Vegas, Nevada, including a golf course, driving range, performance center, training facility and golf shop (the “ Center ”); and

WHEREAS, AAGC is the operator of the Center; and

     WHEREAS, on the Acquisition Date, Callaway and Saint Andrews Golf Corporation entered into: (i) a trademark license agreement (the “ Trademark License ”) in which Callaway granted LLC the right to use certain marks; and (ii) a software license agreement in which Callaway granted the LLC the right to use certain software programs, all in connection with its operation of the Center; and

     WHEREAS, the software license agreement was subsequently superseded by comparable provisions in a Callaway Golf performance center agreement, which expired according to its terms, but which the Parties have been operating under notwithstanding its expiration (together, the “Software License”); and

     WHEREAS, AAGC is the successor-in-interest with respect to the licenses granted by both the Trademark License and the Software License; and

     WHEREAS, Callaway, AAGC, and Saint Andrews desire to set forth their understanding regarding certain improvements to be made to the Center, and the purchase of Callaway Golf® branded Golf Related Products (as defined in Section 2.2 below) to be sold at the Center.

     NOW, THEREFORE, in consideration of the foregoing recitals, the mutual benefits to be derived by the Parties, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties agree as follows:

     1. Callaway Contributions . In consideration of the agreements set forth herein, Callaway will make the contributions (“ Contributions ”) set forth below at the times and for the purposes indicated.

          1.1. Advertising and Marketing . Callaway shall pay to Saint Andrews an advertising and marketing contribution during each calendar year in the amount of $250,000 (“ Advertising Contribution ”) in the form of Golf Related Products supplied by Callaway’s affiliate, Callaway Golf Sales Company (“ CGSC ”), at no charge, based on CGSC’s normal wholesale prices in effect from time to time (“ No Charge Product ”). This Advertising Contribution will be pro-rated (i.e., reduced) during calendar year 2009 to take into consideration the number of days that will elapse between the Effective Date and December 31, 2009, and AAGC’s Marketing requirement in Section 2.1 below during calendar year 2009 will likewise be reduced by a commensurate amount.

          1.2. Retail Performance . If Saint Andrews’ purchases of Golf Related Products for resale at, and only at, the Center from CGSC exceeds $1,000,000 during any calendar year of the Term (the “ Threshold Amount ”), including, without limitation, the 2009 calendar year (regardless of the Effective Date), then Saint Andrews will be entitled to receive $250 of credit for each $1,000 of its purchases of Golf Related Products from CGSC that exceed the Threshold Amount, up to a total of $250,000 of credit, for the subject calendar year (“ Credit ”). Saint Andrews may, at its discretion, use the Credit to offset against or pay any amounts due to CSGC on any outstanding invoices.

          1.3. Equipment Supply . Callaway shall provide AAGC, at no charge, with a sufficient supply of: (a) range balls, which shall be at least 15,000 dozens per calendar year; and (b) staff uniforms, consisting of pants, shirts, wind-shirts, and shoes in the amounts and as set forth more fully on Exhibit “A”. Furthermore, Callaway shall provide AAGC for use at the Center with sixty (60) sets of rental clubs (which will be on consignment to AAGC) in addition to demonstration clubs consisting of two hundred (200) woods (for which AAGC will be charged at 40% off CGSC’s normal wholesale prices) and one hundred (100) six-irons (at no charge). The rental clubs and demonstration clubs provided by Callaway shall be reasonably replaced in order to account for wear and tear as well as to ensure that the Center is provided with up to date models.

          1.4. Upgrade Range Area . Callaway shall provide a contribution to AAGC of not more than $500,000 in the aggregate (“ Range Contribution ”) to be used for improvements to the driving range landing area, short game practice area and putting green at the Center, provided Callaway Golf® branding elements reasonably satisfactory to Callaway are utilized in connection with all such improvements when practicable. The Parties shall use their best efforts to complete the improvements to the driving range landing area, short game practice area and putting green at the Center during the Center’s offseason in July and August of 2009, but in any event they shall be completed during the calendar year of 2009. The design of such improvements as well as the vendors used for such improvements shall be mutually agreed upon by Callaway and AAGC prior to the commencement of any work. The Parties agree that AAGC will take primary responsibility for planning and implementing these improvements, including, without limitation, obtaining bids and estimates and specifying contractors or vendors of labor or materials. However, prior to AAGC’s accepting any bids or estimates, or selecting contractors or vendors, Callaway will be given an opportunity to obtain competitive bids or estimates, or suggest competitive contracts or vendors, provided that Callaway does not unreasonably delay such improvements, and AAGC will cooperate with Callaway in such efforts. Advances of the Range Contribution shall be made by Callaway directly to the applicable contractors and vendors completing the work at the times and in accordance with the schedules agreed to with such contractors and vendors for the improvements contemplated in this Section 1.4 provided such improvements are completed to Callaway’s reasonable satisfaction.

          1.5. Remodel Facility . Callaway shall provide a contribution to AAGC of not more than $750,000 in the aggregate (“ Improvement Contribution ”) to be used for improvements to the facilities at the Center, which improvements may include, without limitation: improvements to the pro shop and retail area; upgraded fitting bay technology and graphics; and enhanced exterior signage and graphics; provided Callaway Golf® branding elements reasonably satisfactory to Callaway are utilized in connection with all such improvements. The Parties shall use their best efforts to complete the improvements to facilities at the Center during the Center’s offseason in July and August of 2009, but in any event shall be completed during the calendar year of 2009. The design of such improvements as well as the vendors used for such improvements shall be mutually agreed upon by Callaway and AAGC prior to the commencement of any work. The Parties agree that Callaway will take primary responsibility for planning and implementing these improvements, including, without limitation, obtaining bids and estimates and specifying contractors or vendors of labor or materials, and AAGC will cooperate with Callaway in a commercially reasonable manner. Advances of the Improvement Contribution shall be made by Callaway directly to the applicable contractors and vendors completing the work at the times and in accordance with the schedules agreed to with such contractors and vendors for the improvements contemplated in this Section 1.5 provided such improvements are completed to Callaway’s reasonable satisfaction.

          1.6. Business Operation Expenses . Within fifteen (15) calendar days following the Effective Date, Callaway shall provide to AAGC a one time cash contribution of $750,000 (“ Operation Contribution ”) to be used for AAGC’s operating expenses or business expenses, which expenses may include, without limitation, rent, utilities, wages, loans, maintenance, or any other costs, provided, however, that if any improvements are constructed or modified, reasonable efforts shall be used, where practicable, to include Callaway Golf® branding elements reasonably satisfactory to Callaway. When making any payments to third parties with the proceeds of the Operation Contribution, AAGC will, within a reasonable time, provide Callaway with a breakdown detailing the amount and purpose of the proposed payments and the name of the proposed third party payees together with such additional detail or other information as Callaway reasonably requests.

             2. AAGC’s and Saint Andrews’ Obligations .

          2.1. During each calendar year, AAGC shall expend an amount equal to or exceeding $250,000 for advertising, marketing and promotion for the Center (“ Marketing ”) in a form that is reasonably satisfactory to Callaway, and AAGC will provide Callaway with such information, materials and reports in such form, with such detail, and at such times as Callaway reasonably requests for it to confirm that such expenditures have been made by AAGC for such purposes. In exchange for AAGC’s Marketing, Callaway shall pay the Advertising Contribution to Saint Andrews set forth herein at Section 1.1.

          2.2. Purchases . AAGC and Saint Andrews hereby agree that at all times during the Term it will purchase all Golf Related Products to be sold at the Center exclusively from

Callaway or an authorized licensee of the Callaway Golf® brand, unless Callaway or an authorized licensee does not sell the desired product. Subject to the preceding sentence, in no event will AAGC or Saint Andrews purchase any Golf Related Products to be sold at the Center that are competitive to those sold by Callaway or an authorized licensee of the Callaway Golf® brand. Before purchasing any Golf Related Products to be sold at the Center that may be competitive, AAGC and Saint Andrews will notify Callaway in writing, and Callaway will determine, in its reasonable judgment and in good faith, whether such proposed Golf Related Products are competitive. For the purposes of this Agreement, the term “ Golf Related Products ” means any products solely used or worn while playing the game of golf including, without limitation, golf clubs, golf balls, golf bags, golf shoes and other golf equipment, golf apparel and headwear, golf accessories, and golf lifestyle inspired products. The foregoing restrictions specifically do not include any item not sold by Callaway or an authorized licensee of the Callaway Golf® brand. However, AAGC and Saint Andrews agree that Callaway shall have the right to approve each other item to be sold at the Center, with the understanding that Callaway’s approval will not be unreasonably withheld if, in its reasonable judgment and in good faith, Callaway determines that the subject item is not inconsistent with the Callaway Golf® brand and the image that Callaway desires to portray for its brand at the Center.

          2.3. Reimbursement to AAGC . In consideration for AAGC’s Marketing, Callaway’s Advertising Contribution, and the Credit, Saint Andrews shall reimburse AAGC in the amount of the Advertising Contribution on an annual basis to be paid at the time and in the manner as agreed between AAGC and Saint Andrews.

          2.4. Contributions Used For Purposes Specified . AAGC covenants to Callaway to use the Range Contribution, Improvement Contribution and Operation Contribution for the purposes so specified, and will provide Callaway with such information, materials and reports in such form, with such detail, and at such times as Callaway reasonably requests for it to confirm that payments have been made by AAGC, or that such contributions are otherwise being utilized, for such purposes. Callaway and its auditors shall have the right, upon reasonable advance notice and during normal business hours, to review AAGC’s books and records in order to confirm that such payments have been made, or that such contributions are otherwise being utilized, for such purposes. The foregoing right to review books and records shall not be exercised by Callaway more than twice in any calendar year.

     3. Other Agreements . Section 9.1 of the Trademark License is amended so that such agreement shall expire or terminate contemporaneously with the expiration or termination of this Agreement notwithstanding anything in Section 9.1 of the Trademark License to the contrary. In addition, contemporaneously with the execution and delivery of this Agreement, the Parties will execute and deliver that certain Callaway Golf Performance Center Agreement in the form attached hereto as Exhibit “B”. For the purposes of this Agreement, the term “ Other Agreements ” means, together, the Trademark License and the Callaway Golf Performance Center Agreement.

            4. Term and Termination .

          4.1. Term . Subject to the provisions of Section 4.3 below, the term of this Agreement shall commence on the Effective Date and expire automatically upon the termination of that certain Lease Agreement (the “ Term ”), dated June, 1997 (along with any and all addendums, amendments, extensions, and other modifications thereto, collectively, the “ Lease ”), entered into by Urban Land of Nevada, a Nevada corporation (“ Landlord ”), and AAGC’s predecessor, the LLC, which premises under such Lease encompasses the Center. Callaway hereby acknowledges and agrees that it has received and reviewed a copy of the Lease. It is understood and agreed by the Parties that the Range Contribution, Improvement Contribution and Operation Contribution will be made by Callaway only once during the Term.

          4.2. Expiration Repayment . Upon the expiration of the Term, provided that: (i) the Range Contribution, the Improvement Contribution, and the Operation Contribution have all been paid from Callaway to AAGC; (ii) AAGC receives monetary payment from Landlord in consideration for the termination of the Lease; and (iii) the expiration of the Term takes place prior to the fifth (5th ) anniversary of the Effective Date, then within sixty (60) days of the expiration of the Term, AAGC shall repay to Callaway the Range Contribution, the Improvement Contribution, and the Operation Contribution, less twenty percent (20%) thereof for each year that passes after the Effective Date (“ Repayment ”). In other words, provided that items (i), (ii), and (iii) above have been satisfied, if the Term expires: (a) on or prior to the expiration of the first (1 st) anniversary of the Effective Date, the Repayment shall be $2,000,000; (b) on or prior to the expiration of the second (2 nd ) anniversary of the Effective Date, the Repayment shall be $1,600,000; (c) on or prior to the expiration of the third (3 rd ) anniversary of the Effective Date, the Repayment shall be $1,200,000; (d) on or prior to the expiration of the fourth (4th ) anniversary of the Effective Date, the Repayment shall be $800,000; and (e) on or prior to the expiration of the fifth (5 th ) anniversary of the Effective Date, the Repayment shall be $400,000. Notwithstanding the above, and in addition to the Repayment, upon the expiration of the Term, Saint Andrews shall repay to Callaway any Contributions described in Sections 1.1, 1.2, or 1.3 paid from Callaway to Saint Andrews or AAGC for the calendar year in which the Term expires.

                        4.3. Termination . This Agreement may be sooner terminated as follows:

          (a) By either Party if the other Party is in breach or default of any provision of this Agreement including, without limitation, any provision of the Other Agreements. In such event, the Party claiming the breach or default (the “ Claiming Party ”) shall give the other Party written notice describing the subject breach or default. Except in the case of a monetary breach or default, for which no cure period shall be required, the other Party shall have thirty (30) days to cure the subject breach or default following receipt of the Claiming Party’s written notice, unless such breach or default cannot reasonably be cured within such thirty-day period, in which case, a reasonable time shall be permitted (the “ Cure Period ”). If cure is not effected to the reasonable satisfaction of the Claiming Party by the end of the Cure Period, then the Claiming Party may terminate this Agreement by giving the other Party written notice to that effect within thirty days following the end of the Cure Period.

          (b) By Callaway if, between June 1, 2013 and June 30, 2013, Callaway gives Saint Andrews and AAGC written notice of termination, in which event termination shall be effective on December 31, 2013. If, however, Callaway does not give such written notice pursuant to this subsection 4.3(b), then this Agreement shall continue commensurate with the term of Lease but not beyond December 31, 2018, at which time this Agreement shall terminate regardless of the remaining Lease term. Any such termination of this Agreement pursuant to this subsection 4.3(b), however, shall not terminate the Other Agreements, allowing Saint Andrews and AAGC the option to continue use of those certain marks consistent the terms and conditions set forth in the Other Agreements during the remainder, if any, of the Lease term subject, however, to earlier termination as provided in the Other Agreements.

                   (c) By Callaway if one of the following events shall occur:

           (i) The commencement of any proceeding, voluntary or involuntary, in bankruptcy or insolvency by or against Saint Andrews or AAGC which remains unstayed for, or is not dismissed within, a period of thirty (30) days, including any proceeding under the U.S. bankruptcy laws, or in the event of the appointment, with or without the consent of Saint Andrews or AAGC, of a receiver or an assignee for the benefit of creditors, or if Saint Andrews or AAGC becomes otherwise bankrupt or insolvent (however evidenced) or is unable to pay its debts as they become due.

           (ii) Saint Andrews or AAGC permanently ceases operation of the Center.

           (iii) Ronald S. Boreta ceases to have a controlling interest in Saint Andrews and AAGC, or ceases to have management positions with Saint Andrews and AAGC which are substantially the same as those held as of the Effective Date.

     5. Notices . All notices required by or permitted under this Agreement and the Other Agreements shall be in writing and delivered by (a) Federal Express, United Parcel Service, DHL, or other nationally recognized overnight courier (“ Express Carrier ”), each postage prepaid and sent via overnight delivery (or if overnight delivery is not available, then the soonest delivery offered by such carrier) or (b) confirmed fax message followed by delivery by Express Carrier of a copy of the notice. All such notices shall be addressed to the Parties at their addresses and fax numbers as listed below or to such other address as either Party may from time to time advise the other Party in writing in accordance with this Section 5.

Callaway Golf Company	Saint Andrews Golf Shop, Ltd.
2180 Rutherford Road	5325 South Valley View Boulevard, Suite 4,
Carlsbad, California 92008	Las Vegas, Nevada 89118
Attn: Joe Urzetta, Senior	Attn: Ronald S. Boreta, President
Vice President U. S. Sales	Tel: (702) 317-7301
Tel: (760) 804-4334	Fax: (702) 309-7407
Fax: (760) 804-4342

All-American Golf Center, Inc.
6730 South Las Vegas Boulevard
Las Vegas, Nevada 89119
Attn: Ronald S. Boreta
Tel: (702) 317-7301
Fax: (702) 309-7407

With copies to:

Callaway Golf Company	Frank M. Flansburg III, Esq.
2180 Rutherford Road	Marquis & Aurbach
Carlsbad, California 92008	10001 Park Run Drive
Attn: Michael J. Rider, Senior Vice	Las Vegas, Nevada 89145
President and General Counsel	Tel: (702) 942-2154
Tel: (760) 930-5849	Fax: (702) 856-8954
Fax: (760) 930-5022

     6. Miscellaneous . This Agreement constitutes the entire understanding of the Parties, except that the Other Agreements shall remain in full force and effect. In the event of any inconsistencies between the terms hereof and any of the terms contained in the Other Agreements, this Agreement shall govern and control. If any provision of this Agreement or its application is construed to be invalid or unenforceable, the remaining provisions will be fully enforceable without regard to the invalid or unenforceable provisions. The prevailing Party in any litigation involving this Agreement will be reimbursed by the non-prevailing Party for all costs and expenses, including, without limitation, reasonable attorney fees and costs, incurred by such prevailing Party. This Agreement is binding on the Parties and constitutes their entire understanding. No amendment or modification of this Agreement shall be valid or binding on the Parties unless made in writing and signed on behalf of each of the Parties. A Party may waive any right under this Agreement only by written waiver duly signed by such Party, and no failure to exercise or delay in exercising a right under this Agreement shall constitute a waiver of any right. This Agreement and the Parties’ obligations hereunder shall be binding on and inure to the benefit of the Parties and their permitted assigns. However, no Party may assign any of its rights or obligations hereunder without the prior written consent of the other Parties. The terms, conditions, and covenants contained herein, which are meant to survive the Term or other termination hereof, shall specifically survive the expiration of the Term or other termination hereof. The Parties have duly executed and agreed to be bound by this Agreement by the signatures of their authorized representatives below. Each Party represents and warrants that the person executing this Agreement on its behalf is fully authorized to do so. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Electronic transmissions shall constitute originals. Time is of the essence with respect to each term and condition hereof for which time is a factor.

[Balance of this page has been left blank intentionally; signatures are on the following page]

     IN WITNESS WHEREOF, the Parties have signed this Agreement as of the dates indicated below to be effective as of the Effective Date.

CALLAWAY GOLF COMPANY
By: /s/ George Fellows
George Fellows, President and
Chief Executive Officer
Date: June 19, 2009

SAINT ANDREWS GOLF SHOP, LTD.
By: /s/Ronald S. Boreta
Ronald S. Boreta, Manager
Date: June 15, 2009

ALL-AMERICAN GOLF CENTER, INC.
By: /s/Ronald S. Boreta
Ronald S. Boreta, President
Date: June 15, 2009